Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 16, 2024, except for Notes 7, 12, and 19 as to which the date is October 24, 2024, with respect to the consolidated financial statements of Sunoco LP included in the Current Report on Form 8-K dated October 24, 2024. We have also issued our report dated February 16, 2024 with respect to the internal control over financial reporting of Sunoco LP included in the Annual Report on Form 10-K for the year ended December 31, 2023. Such reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

October 24, 2024